Exhibit 4.8
                                                                     -----------


                           Maxcor Financial Group Inc.



Roger E. Schwed                                             March 26, 2002
Executive Vice President and General Counsel


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, D.C.  20549

Dear Sirs or Madams:

      This will confirm that Maxcor Financial Group Inc. (the "Company") will furnish to the Securities and Exchange Commission upon request a copy of the following Note:

      Secured Promissory Note, dated December 10, 1997 issued by Euro Brokers Inc. to General Electric Capital Corporation.


      The amount of the Note does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis.

                                    Very truly yours,



                                    /s/ Roger E. Schwed




  One New York Plaza, 16th floor, New York, New York 10292 o Tel. 212-748-7000